Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL:	GISX
Tuesday, January 25, 2005	TRADED:	Nasdaq

GLOBAL IMAGING REPORTS RECORD THIRD QUARTER REVENUES AND EARNINGS

Diluted EPS of $.59 Compares with $.50 a Year Ago;

EBITDA Up 22 Percent to $31 Million

TAMPA, Fla., Jan. 25–Global Imaging Systems, Inc. today announced that results for its third fiscal quarter ended December 31, 2004 set new record highs for quarterly revenues, operating income, net income and earnings per share. Compared to the prior year third quarter results, revenues were up 25 percent to $233.5 million versus $187.5 million, operating income increased 24 percent to $27.2 million from $21.9 million, net income was up 26 percent to $14.9 million from $11.8 million, and diluted earnings per share were 59 cents versus 50 cents a year ago. Earnings before interest, taxes, depreciation and amortization (EBITDA) reached $31.4 million, up 22 percent from $25.8 million a year ago.

For the nine months ended December 31, 2004, revenues were up 22 percent to $679.1 million versus $556.7 million, operating income increased 25 percent to $78.8 million from $63.0 million, net income was up 54 percent to $42.4 million from $27.5 million, and diluted earnings per share were $1.69 versus $1.19 compared with the first nine months last year. The latest nine months’ results reflect lower interest expense and include a $1.7 million first-quarter pretax loss on early extinguishment of debt while the year-ago results include a similar $8.4 million pretax charge. Adjusted EBITDA totaled $91.2 million, up 22 percent from $74.6 million for the first nine months a year ago.

Tom Johnson, chairman and CEO of Global Imaging Systems, said, “We just completed another record quarter. Revenues, EPS and combined internal revenue growth were in line with our previous guidance. Our combined internal revenue growth improved to five percent for the third quarter. Internal growth for automated office equipment, primarily copiers, showed a solid seven percent increase, continuing our trend of 26 consecutive quarters of positive internal growth in this business. Our technology business faced a very strong prior year internal growth comparison and was down one percent in the third quarter.”

Mr. Johnson said, “Our employees again delivered great results. Our disciplined approach to operating the business resulted in substantially improved automated office equipment internal revenue growth while total selling, general and administrative expenses, excluding acquisitions, were slightly below the prior quarter level. If we compare our third quarter results with the corresponding quarter a year ago, we overcame increased costs for health and other insurance, for an aggressive investment in sales and management recruiting and training, and for the integration of our recent acquisitions, including the largest acquisition in our history.”

MORE . . .

PAGE 2 / GLOBAL REPORTS THIRD QUARTER REVENUES AND EARNINGS.

He added, “We also continue to see the benefits from our disciplined approach to asset management. Inventories including acquisitions were down $4.7 million during the third quarter. Inventory turns were at a 5.5 annualized level as we again made large buys at quarter end to take advantage of special vendor pricing and terms. Customer accounts receivable days sales outstanding (DSO) remained at 37 days.”

Looking forward, Mr. Johnson said, “We continue to strive for the optimum balance between internal revenue growth and profitability. We expect total revenue growth, including acquisitions to date, to be in the 23-to-27 percent range for our fiscal 2005 fourth quarter. This includes our internal revenue growth which we now believe should be in the range of three to five percent in the fourth quarter. We expect diluted earnings per share for the quarter will be in the range of 58 to 62 cents. This would compare with diluted EPS of 51 cents in the corresponding quarter last year.”

The company’s third quarter conference call is scheduled for this morning, January 25, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.global-imaging.com. The webcast will be archived and available on the investor relations page of the company’s website.

Global Imaging Systems offers thousands of middle-market customers a one-stop shop for office technology solutions from 180 locations in 30 states and the District of Columbia. The company provides a broad line of office technology solutions including the sale and service of automated office equipment, network integration services and electronic presentation systems. The company is also a disciplined, profitable consolidator in the highly fragmented office technology solutions industry.

This press release includes presentations of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA. Adjusted EBITDA represents EBITDA adjusted for the loss on early extinguishment of debt. EBITDA is a measure commonly used by the capital markets to value enterprises. Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates. Excluding these items provides insight into the underlying results of operations and facilitates comparisons between Global and other companies. EBITDA is also a useful measure of the company’s ability to service debt and is one of the measures used for determining debt covenant compliance. Management believes EBITDA and adjusted EBITDA information is useful to investors for these reasons. Both EBITDA and adjusted EBITDA are non-GAAP financial measures and should not be viewed as an alternative to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure is net income and has provided a reconciliation of EBITDA and adjusted EBITDA to net income in this press release.

MORE. . .

PAGE 3 / GLOBAL REPORTS THIRD QUARTER REVENUES AND EARNINGS.

This news release contains forward-looking statements and statements based on forward-looking information, including statements relating to Global’s expected future acquisitions, future revenue growth and future diluted earnings per share. These statements include the words “expect,” “believe,” variations of such words, and similar expressions which are intended to identify such forward-looking statements. These statements are based on numerous assumptions and are subject to uncertainties and risks. Actual results could differ materially. Factors that might cause Global’s results to differ materially include risks relating to the pace of recovery in the economy; rising interest rates; Global’s debt and debt service obligations; the challenge of integrating acquired businesses; the need for funding acquisitions; Global’s ability to close acquisitions in a timely and cost-effective manner; the need for skilled employees; rapid technological change in Global’s industry; dependence on suppliers; and high levels of competition. Most of these risks are discussed in more detail under the caption “Risk Factors” in Global’s annual report on Form 10-K for the year ended March 31, 2004.

#####

FOR FURTHER INFO:	Tom Johnson, Chairman and Chief Executive Officer, or
Ray Schilling, Senior Vice President and Chief Financial Officer
Global Imaging Systems, Inc.
813/960-5508
-or-
Investor Relations Consultants, Inc.
727/781-5577
E-mail: gisx@mindspring.com

MORE . . .

PAGE 4 / GLOBAL REPORTS THIRD QUARTER REVENUES AND EARNINGS.

GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Amounts in thousands except per-share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2004	2003	2004	2003
Revenues:
Equipment and supplies sales	$173,321	$140,534	$508,731	$419,386
Service and rentals	60,201	46,950	170,327	137,337

Total revenues	233,522	187,484	679,058	556,723
Costs and operating expenses:
Cost of equipment and supplies sales	111,384	91,143	325,217	274,604
Service and rental costs	30,676	24,587	87,346	71,125
Selling, general and administrative expenses	63,952	49,717	186,678	147,556
Intangible asset amortization	300	125	1,051	408

Total costs and operating expenses	206,312	165,572	600,292	493,693

Income from operations	27,210	21,912	78,766	63,030
Loss on early extinguishment of debt	—	—	1,655	8,433
Interest expense	3,129	2,572	8,623	9,359

Income before income taxes	24,081	19,340	68,488	45,238
Income taxes	9,151	7,504	26,070	17,722

Net income	$14,930	$11,836	$42,418	$27,516

Net income per common share:
Basic	$0.64	$0.55	$1.86	$1.28

Diluted (a)	$0.59	$0.50	$1.69	$1.19

Weighted average number of shares outstanding:
Basic	23,168	21,715	22,851	21,498
Diluted	26,187	24,715	25,878	24,019

(a)    The calculation of diluted earnings per common share for the three months ended December 31, 2004 and 2003 assumes the conversion of convertible notes issued in May 2003 resulting in 2,407 additional shares for both quarters. For the nine months ended December 31, 2004 and 2003, the calculation includes 2,407 and 2,004 additional shares, respectively. For purposes of diluted earnings per common share, net income for the three months ended December 31, 2004 and 2003 includes the addback of $442 and $439, respectively, representing interest and financing fee expense, net of taxes, associated with the convertible notes. For the nine months ended December 31, 2004 and 2003, net income includes the addback of $1,328 and $1,085, respectively.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA:
Net income	$14,930	$11,836	$42,418	$27,516
Income taxes	9,151	7,504	26,070	17,722
Interest expense	3,129	2,572	8,623	9,359
Amortization	300	125	1,051	408
Depreciation	3,931	3,741	11,369	11,189

EBITDA	31,441	25,778	89,531	66,194
Loss on early extinguishment of debt	—	—	1,655	8,433

Adjusted EBITDA	$31,441	$25,778	$91,186	$74,627

MORE…

PAGE 5 / GLOBAL REPORTS THIRD QUARTER REVENUES AND EARNINGS.

GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2004	March 31, 2004
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$825	$47,266
Accounts receivable, net	107,831	81,262
Inventories	86,831	70,898
Other current assets	12,717	8,776

Total current assets	208,204	208,202
Rental equipment, net	16,390	15,416
Property and equipment, net	12,032	10,180
Goodwill and other assets	538,777	363,975

Total assets	$775,403	$597,773

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$71,889	$73,068
Current maturities of long-term debt	2,216	1,479
Deferred revenue	27,926	22,514
Income taxes payable	7,793	4,776

Total current liabilities	109,824	101,837
Deferred income taxes	32,114	15,936
Long-term debt, less current maturities	263,390	195,184

Total liabilities	405,328	312,957
Total stockholders’ equity	370,075	284,816

Total liabilities and stockholders’ equity	$775,403	$597,773

MORE . . .

PAGE 6 / GLOBAL REPORTS THIRD QUARTER REVENUES AND EARNINGS.

GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Nine Months Ended December 31,
	2004	2003
OPERATING ACTIVITIES:
Net income	$42,418	$27,516
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,369	11,189
Amortization	1,051	408
Amortization of financing fees	766	916
Tax benefit of stock option exercises	3,926	—
Non-cash portion of loss on early extinguishment of debt	1,655	3,058
Deferred income tax expense	3,262	3,047
Unearned stock-based compensation expense	353	353
Changes in operating assets and liabilities, net of amounts acquired in purchase business combinations:
Accounts receivable	(8,318)	(790)
Inventories	(3,056)	12,632
Other current assets	14	(530)
Other assets	(959)	(139)
Accounts payable and accrued liabilities	(16,578)	(15,829)
Deferred revenue	(1,574)	(795)
Income taxes payable	3,494	4,929

Net cash provided by operating activities	37,823	45,965

INVESTING ACTIVITIES:
Proceeds from related party notes receivable	400	—
Purchases of property, equipment and rental equipment, net of proceeds from disposals	(11,486)	(13,148)
Purchases of businesses, net of cash acquired	(147,591)	(24,818)

Net cash used in investing activities	(158,677)	(37,966)

FINANCING ACTIVITIES:
Net payments on revolving line of credit	—	(26,500)
Net payments on other long-term debt	(1,057)	(68,665)
Proceeds from issuance of long-term debt	70,000	140,000
Redemption and retirement of notes	—	(100,000)
Issuance of convertible notes	—	57,500
Financing fees paid	(1,419)	(6,151)
Stock options exercised	6,889	5,771

Net cash provided by financing activities	74,413	1,955

Net (decrease) increase in cash and cash equivalents	(46,441)	9,954
Cash and cash equivalents, beginning of period	47,266	11,343

Cash and cash equivalents, end of period	$825	$21,297

Non-cash investing activities:
Stock issued for business purchases	$31,409	$2,614

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

#####